Exhibit 99.1


                Ruth's Chris Steak House, Inc. Reports
                 Third Quarter 2007 Financial Results

    HEATHROW, Fla.--(BUSINESS WIRE)--Nov. 6, 2007--Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today reported unaudited results for its third quarter ended September 30, 2007. Highlights for the 13-week third quarter 2007 compared to the 13-week third quarter 2006 were as follows:

    -- Total revenue increased 20.5% to $70.2 million from $58.3 million.

    -- Net income of $1.8 million, or $0.08 per diluted share, compared to $2.3 million, or $0.10 per diluted share, in the prior year period. The year-ago quarter included $0.9 million in pre-tax net hurricane-related insurance proceeds, or $0.02 per diluted share, after-tax.

    --  Company-owned comparable restaurant sales decreased 0.4%.
        Franchised-owned comparable restaurant sales decreased 0.5%.

    -- Food and beverage costs, as a percentage of restaurant sales, decreased approximately 100 basis points to 32.0% versus the prior year quarter, primarily driven by sales mix initiatives, favorable beef costs, and modest price increases. These were partially offset by higher lobster, produce and dairy costs.

    -- Restaurant operating expenses, as a percentage of restaurant sales, were approximately 170 basis points higher due to increased restaurant management staffing and occupancy related to new restaurant activity.

    -- Marketing and advertising expenditures, as a percentage of total revenues, were approximately 70 basis points lower due to reduced utilization of television in select markets in the third quarter of fiscal 2007 versus the third quarter of fiscal 2006.

    -- General and administrative expenses, as a percentage of total revenues, were approximately 120 basis points lower due to leverage from strong revenue gains and reduced incentive compensation.

    -- Depreciation and amortization expenses, as a percentage of total revenues, were approximately 50 basis points higher due to investments in newer restaurants.

    -- Preopening costs increased by $0.4 million from a year ago due to increased new restaurant development activity.

    -- Operating income of $3.9 million versus $4.2 million. The year-ago quarter included $0.9 million in pre-tax net hurricane-related insurance proceeds.

    -- Two new franchised restaurants were opened in Columbia, South Carolina; and Mishawaka, Indiana.

    -- The Company completed its acquisition of three formerly franchised restaurants in Bellevue and Seattle, Washington, and Portland, Oregon.

    Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, stated, "In absolute terms, our top-line performance facilitated margin improvement in both food and beverage costs as well as general and administrative expenses. Operating income (adjusting for the benefit of insurance proceeds from 2006) grew by 18.9%, which is consistent with our long term growth objectives. Excluding prior year non-reoccurring items, we were pleased to have maintained our operating income margins year over year, and we expect to be able to deliver similar margin stability in the coming quarter, despite fire related sales challenges in selective Southern California markets, as well as some sales interruption in two restaurants that are undergoing expansion."

    Miller continued, "Our third quarter comparable sales reflect a continuation of the trends we've experienced for the past several quarters, as the challenging consumer environment resulted in slower dining traffic in our restaurants. We have several initiatives under way, including our Power Lunch test and the introduction of an updated menu layout, that enables us to quickly introduce specials, including a new 'Chef Selections' list, as well as additional major remodels, that will result in expanded seating and enhanced lounges in older restaurants. While we anticipate certain of our guests will continue to face economic challenges that may impact their discretionary spending patterns, we expect continued growth in our private dining business to help mitigate this softness."

    Review of Operating Results

    Total revenues from continuing operations, which includes company-owned restaurant sales, franchise income, and other operating income, increased 20.5% to $70.2 million in the third quarter of 2007 compared to $58.3 million in the third quarter of 2006.

    Company-owned restaurant sales from continuing operations grew 20.9% to $67.0 million in the third quarter of 2007 from $55.5 million in the same period last year, primarily as a result of a 20.9% increase in company restaurant operating weeks to 711 from 588 (including eight additional restaurants in operation) as well as a slight increase in average weekly sales to $94,312 from $94,295.

    For the third quarter of 2007, company-owned comparable restaurant sales decreased 0.4% from the third quarter of 2006. Comparable sales growth consisted of an average check increase of 3.2% driven by non-entree increases in bar and lounge traffic, menu selection shifts, and year over year effective menu pricing of approximately 1.9%. This was partially offset by an entree reduction of 3.6%. Company-owned comparable restaurant sales lapped last year's third quarter growth of 4.3%.

    Franchise income increased 7.4% to $2.9 million from $2.7 million in the third quarter of 2006, due to two additional franchise-owned locations, net of acquisitions, year over year and was partially offset by a decrease in comparable franchise-owned restaurant sales of 0.5%.

    Operating income excluding prior year net hurricane insurance proceeds increased 18.9% to $3.9 million versus $3.3 million in the same period last year. Inclusive of proceeds, operating income decreased to $3.9 million versus $4.2 million in the same period last year.

    Net income was $1.8 million in the third quarter of 2007, or $0.08 per diluted share, compared to $2.3 million, or $0.10 per diluted share, in the third quarter of 2006. Net income for the third quarter of 2006 included $0.9 million in pre-tax hurricane-related insurance proceeds, or $0.02 per diluted share, after-tax.

    Acquisition Announcement

    Concurrent with the release of unaudited results for its third quarter ended September 30, 2007, the Company also announced that it has executed a definitive asset purchase agreement to acquire all of the operating assets and intellectual property of Columbus, OH-based Mitchell's Fish Market, operating under the names Mitchell's Fish Market and Columbus Fish Market, and Cameron's Steakhouse, operating under the names Cameron's Steakhouse and Mitchell's Steakhouse from Cameron Mitchell Restaurants, LLC (CMR) for approximately $94.0 million. The acquisition will be funded through the Company's credit facility and is expected to close in the first quarter of 2008, subject to customary closing conditions. It is expected to be accretive to the Company's shareholders in its first full year post-acquisition.

    Financial Guidance

    For the 52-week fiscal year 2007, the Company estimates that comparable restaurant sales will increase approximately 0.5% to 1.5%. System-wide restaurant operating weeks will grow by greater than 20% resulting in year over year increases in pre-opening expenses and higher operating costs. The Company anticipates the opening of seven Company-owned and eight franchised locations, of which six Company-owned and seven franchised locations, respectively, have opened through November 6, 2007.

    As previously communicated, the Company has contracted 50% of all beef needs for fiscal 2007 as well as has agreements in place on other key commodities with suppliers. The Company expects annual food and beverage costs as a percentage of restaurant sales to be between 31.8% and 32.2%, representing a 10-50 basis point reduction versus fiscal 2006. Annual marketing and advertising expenses, as a percentage of total revenue, are expected not to exceed 3.0%. The Company's effective tax rate for 2007 is expected to be approximately 32.3%.

    Inclusive of year-to-date financial results, the Company expects fiscal year 2007 diluted earnings per share to be between $0.92 and $0.95, including the impact of Statement of Financial Accounting
Standards No. 123R Share Based Compensation (SFAS No. 123R).

    For the 52-week fiscal year 2008, the Company anticipates increasing restaurant operating weeks by approximately 15%, which will result in the opening of approximately six to seven Company-owned and six to seven franchised Ruth's Chris Steak House locations, as well as two to three Mitchell's Fish Market locations. The Company expects 2008 earnings per share growth (before the benefit from the proposed acquisition) to be consistent with the Company's stated long term target of 17.5% over 2007 GAAP EPS, excluding net insurance proceeds of $0.07 per share received during the first quarter of 2007. Additional guidance metrics will be released with the announcement of the Company's fourth quarter and fiscal year 2007 results.

    Conference Call

    The Company will host a conference call to discuss third quarter 2007 financial results as well as its intended acquisition of Mitchell's Fish Market and Cameron's Steakhouse on November 7, 2007 at 8:00 AM Eastern Time. Hosting the call will be Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, and Thomas J. Pennison Jr., Senior Vice-President and Chief Financial Officer.

    The conference call can be accessed live over the phone by dialing 888-812-8522 or for international callers by dialing 913-312-6684. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 5597748. The replay will be available until November 15, 2007. The call will also be webcast live from the Company's website at www.ruthschris.com under the investor relations section.

    About Ruth's Chris Steak House

    Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 114 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

    To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

    Forward-Looking Statements

    Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding annual guidance for 2007 and 2008, projected new restaurant openings, the timing of the completion of the acquisition and the accretion in the first full year post-acquisition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

            RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
              Consolidated Income Statements - Unaudited
    (dollar amounts in thousands, except share and per share data)

                        13 Weeks Ending           39 Weeks Ending
                   ------------------------- -------------------------
                    September    September    September    September
                        24,          30,          24,          30,
                       2006         2007         2006         2007
                   ------------ ------------ ------------ ------------
Revenues:
 Restaurant sales  $    55,452  $    67,046  $   174,340  $   218,827
 Franchise income        2,660        2,942        8,732        9,019
 Other operating
  income                   146          236          431        2,311
                   ------------ ------------ ------------ ------------
  Total revenues        58,258       70,224      183,503      230,157

Costs and
 expenses:
 Food and beverage
  costs                 18,301       21,485       56,014       70,324
 Restaurant
  operating
  expenses              26,828       33,601       78,707      102,173
 Marketing and
  advertising            1,891        1,733        5,530        6,229
 General and
  administrative
  costs                  5,354        5,632       16,117       17,840
 Depreciation and
  amortization
  expenses               2,202        3,035        6,318        8,812
 Pre-opening costs         402          800          858        3,316
                   ------------ ------------ ------------ ------------
  Operating income
   before net
   hurricane,
   insurance and
   loss on disposal      3,280        3,938       19,959       21,463

 Hurricane and
  relocation costs,
  net of insurance
  proceeds                (874)          12         (802)      (3,478)

 Loss on the
  disposal of
  property and
  equipment, net           (31)           -           23        1,108
                   ------------ ------------ ------------ ------------
  Operating income       4,185        3,926       20,738       23,833

Other income
 (expense):
 Interest expense         (730)      (1,497)      (1,671)      (3,688)
 Other                       6          202          (19)         568
                   ------------ ------------ ------------ ------------
  Income from
   continuing
   operations
   before income
   tax expense           3,461        2,631       19,048       20,713


Income tax expense       1,108          850        5,862        6,690
                   ------------ ------------ ------------ ------------

Income from
 continuing
 operations              2,353        1,781       13,186       14,023

Discontinued
 operations, net
 of income tax
 benefit                    22            1           71           17
                   ------------ ------------ ------------ ------------
Net income
 available to
 common
 shareholders      $     2,331  $     1,780  $    13,115  $    14,006
                   ============ ============ ============ ============

Basic earnings per
 share:
 Continuing
  operations       $      0.10  $      0.08  $      0.57  $      0.60
 Discontinued
  operations                 -            -            -            -
                   ------------ ------------ ------------ ------------
 Basic earnings
  per share        $      0.10  $      0.08  $      0.57  $      0.60
                   ------------ ------------ ------------ ------------

Diluted earnings
 per share:
 Continuing
  operations       $      0.10  $      0.08  $      0.56  $      0.60
 Discontinued
  operations                 -            -            -            -
                   ------------ ------------ ------------ ------------
 Diluted earnings
  per share        $      0.10  $      0.08  $      0.56  $      0.60
                   ------------ ------------ ------------ ------------

Shares used in
 computing net
 income per common
 share:
 Basic              23,208,716   23,201,221   23,157,445   23,204,845
                   ============ ============ ============ ============
 Diluted            23,439,470   23,390,296   23,431,704   23,401,981
                   ============ ============ ============ ============

            RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
                     Selected Balance Sheet Data
                    (dollar amounts in thousands)

                                            December 31, September 30,
                                                2006         2007
                                            ------------ -------------

Cash and cash equivalents                   $      4,690 $       1,413
Total assets                                     209,720       242,797
Long-term debt                                    68,000        95,250
Total shareholders' equity                        67,978        83,453


    CONTACT: ICR
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             tryan@icrinc.com
             or
             Raphael Gross, 203-682-8200
             rgross@icrinc.com
             or
             Media:
             Alecia Pulman, 203-682-8259
             alecia.pulman@icrinc.com